                                                                     Exhibit 2.1

                          -----------------------------



                                MERGER AGREEMENT

                                     BETWEEN

                     ONMONEY FINANCIAL SERVICES CORPORATION,

                           OM ACQUISITION SUB I, INC.,

                            FINANCIAL PASSPORT, INC.

                                       AND

                         AMERITRADE HOLDING CORPORATION



                          -----------------------------



                                  JUNE 30, 2000

                                TABLE OF CONTENTS

Section                                                                                   Page
-------                                                                                   ----

                             ARTICLE I. DEFINITIONS

1.1.  Definitions .......................................................................    1

                                    ARTICLE II. THE MERGER

2.1.  Surviving Corporation .............................................................    5
2.2.  Certificate of Incorporation ......................................................    5
2.3.  Bylaws ............................................................................    5
2.4.  Directors .........................................................................    5
2.5.  Officers ..........................................................................    5
2.6.  Effective Time ....................................................................    5
2.7.  Closing ...........................................................................    5
2.8.  Tax-Free Reorganization ...........................................................    6

                               ARTICLE III. CONVERSION OF SHARES

3.1.  Conversion of Capital Stock .......................................................    6
3.2.  Exchange of Certificates, Escrow ..................................................    8
3.3.  No Further Ownership Rights in the Company; No Ownership Rights in Merger Sub. ....    8
3.4.  Adjustment to Purchase Price Post-Closing .........................................    8

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.  Corporate Organization; etc.  Except as set forth on Schedule 4.1, each of t ......    8
4.2.  Authorization; etc ................................................................    9
4.3.  Capitalization ....................................................................    9
4.4.  No Violations or Defaults .........................................................   10
4.5.  Consents and Approvals of Governmental Authorities ................................   10
4.6.  Subsidiaries and Affiliates .......................................................   10
4.7.  Financial Statements ..............................................................   11
4.8.  Absence of Certain Changes ........................................................   11
4.9.  Title to Properties; Encumbrances .................................................   13
4.10. Intellectual Property .............................................................   13
4.11. Contracts .........................................................................   16
4.12. Litigation; Compliance with Laws ..................................................   16
4.13. Taxes .............................................................................   17
4.14. Benefit Plans .....................................................................   18
4.15. Labor Matters .....................................................................   19
4.16. Environmental Matters .............................................................   19
4.17. Brokers, Finders' Fees, etc .......................................................   20
4.18. Affiliate Transactions ............................................................   20
4.19. Employees and Independent Contractors .............................................   20
4.20. Insurance .........................................................................   20
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

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4.21. Customer List .....................................................................   20
4.22. Bank Accounts .....................................................................   21
4.23. Accounts Receivables ..............................................................   21

        ARTICLE V. REPRESENTATIONS AND WARRANTIES OF MERGER SUB, ONMONEY AND AMERITRADE

5.1.  Corporate Organization; etc .......................................................   21
5.2.  Authorization; etc ................................................................   21
5.3.  Consents and Approvals of Governmental Authorities ................................   22
5.4.  No Violations or Defaults .........................................................   22
5.5.  Brokers, Finders' Fees, etc .......................................................   23
5.6.  Capitalization ....................................................................   23
5.7.  SEC Reports and Financial Statements ..............................................   23
5.8.  Financing .........................................................................   24
5.9.  Merger Sub. .......................................................................   24

                        ARTICLE VI. CONDUCT OF BUSINESS PENDING CLOSING

6.1.  Regular Course of Business ........................................................   24
6.2.  Amendments ........................................................................   24
6.3.  Capital Changes.  Each of t .......................................................   24
6.4.  Organization ......................................................................   24
6.5.  Contracts .........................................................................   24
6.6.  Compensation ......................................................................   25
6.7.  Payments.  Neither t ..............................................................   25
6.8.  Insurance .........................................................................   25
6.9.  Taxes .............................................................................   25

                              ARTICLE VII. ADDITIONAL AGREEMENTS

7.1.  Reasonable Access; Confidentiality ................................................   25
7.2.  Stockholder Matters ...............................................................   26
7.3.  Ameritrade's or the Company's Knowledge of Breach .................................   26
7.4.  No Shop ...........................................................................   26
7.5.  Supplements to Schedules ..........................................................   26
7.6.  All Reasonable Efforts ............................................................   27
7.7.  Consents and Approvals ............................................................   27
7.8.  Joint Marketing Agreement .........................................................   27
7.9.  Employment Arrangements ...........................................................   27
7.10  Severance and Employment Agreements ...............................................   27
7.11  Heller ............................................................................   28
7.12  Tax Reporting .....................................................................   28
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

                ARTICLE VIII. CONDITIONS PRECEDENT TO AMERITRADE'S OBLIGATIONS
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8.1.  Representations and Warranties ....................................................   28
8.2.  Secretary's Certificate ...........................................................   28
8.3.  Good Standing Certificate .........................................................   29
8.4.  Performance .......................................................................   29
8.5.  Approvals and Filings .............................................................   29
8.6.  Authorization of Merger ...........................................................   29
8.7.  No Injunction .....................................................................   29
8.8.  Maintenance of Insurance ..........................................................   29
8.9.  Material Adverse Change ...........................................................   29
8.10  Opinion of Counsel ................................................................   29
8.11  Escrow Agreement ..................................................................   30
8.12  Shareholder Consents ..............................................................   30
8.13  Financing Agreement ...............................................................   30
8.14  Noverus ...........................................................................   30
8.15  Severance Payments ................................................................   30

                 ARTICLE IX. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

9.1.  Representations and Warranties ....................................................   30
9.2.  Secretary's Certificate ...........................................................   31
9.3.  Good Standing Certificate .........................................................   31
9.4.  Performance .......................................................................   31
9.5.  Approvals and Filings .............................................................   31
9.6.  No Injunction .....................................................................   31
9.7.  Authorization of Merger ...........................................................   31
9.8.  Material Adverse Change ...........................................................   31
9.9.  Piggyback Registration Rights .....................................................   31

                              ARTICLE X. TERMINATION AND ABANDONMENT

10.1. Methods of Termination ............................................................   32
10.2. Procedure Upon Termination ........................................................   32

                               ARTICLE XI. MISCELLANEOUS PROVISIONS

11.1. Amendment and Modification ........................................................   33
11.2. Waiver of Compliance ..............................................................   33
11.3. Representations and Warranties, etc ...............................................   33
11.4. Notices ...........................................................................   33
11.5. Binding Nature; Assignment ........................................................   35
11.6. Knowledge .........................................................................   35
11.7. Entire Agreement ..................................................................   35
11.8. Expenses ..........................................................................   36
11.9. Press Releases and Announcements ..................................................   36
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

11.10.Governing Law .....................................................................   36
11.11.Jurisdiction ......................................................................   36
11.12.Severability ......................................................................   36
11.13.Counterparts ......................................................................   36
11.14.Headings ..........................................................................   36




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                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (this "Agreement") is made and entered into as of the 30th day of June 2000, by and between Financial Passport, Inc., a Delaware corporation (the "Company"), Ameritrade Holding Corporation, a Delaware corporation ("Ameritrade"), OnMoney Financial Services Corporation, a Delaware corporation and a wholly owned subsidiary of Ameritrade ("OnMoney"), and OM Acquisition Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Ameritrade ("Merger Sub"). OnMoney is party to this Agreement in order to protect its contractual rights arising under the Financing Agreement, dated May 24, 2000, between OnMoney and the Company.

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has approved this Agreement and the merger of the Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger"), pursuant to the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL") and a certificate of merger to be filed with the State of Delaware (the "Certificate of Merger");

     WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and the Certificate of Merger pursuant to the terms and conditions contained herein and in accordance with the DGCL;

     WHEREAS, the Board of Directors of the Company, subject to such Board's fiduciary duties to the Company and its stockholders, shall recommend to the stockholders of the Company that the stockholders consent to the Merger pursuant to this Agreement in an action by written consent pursuant to the provisions hereof and in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of the Company; and

     WHEREAS, the parties to this Agreement intend that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

ARTICLE I.

                                   DEFINITIONS

     1.1. Definitions. The following terms when used in this Agreement have the meanings set forth below:

          "Agreement" shall have the meaning set forth in the Preamble.

          "Ameritrade" shall have the meaning set forth in the Preamble.

          "Ameritrade Stock" means the unregistered shares of Class A common stock, par value $.01, of Ameritrade.

          "Ameritrade Share Value" means the average closing price for the twenty (20) trading days immediately preceding the Closing Date of the shares of Ameritrade common stock registered on the Nasdaq National Stock Market.

          "Benefit Plans" shall have the meaning set forth in Section 4.14(a).

          "Certificate of Merger" shall have the meaning set forth in the First Recital.

          "Closing" shall have the meaning set forth in Section 2.7.

          "Closing Date" shall have the meaning set forth in Section 2.7.

          "Code" shall have the meaning set forth in the Fourth Recital.

          "Company" shall have the meaning set forth in the Preamble.

          "Company Stockholders" means the owners of Shares as of the date hereof and listed on Schedule 4.3 attached hereto.

          "Contract" means any contract, plan, understanding, undertaking, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

          "Customers" shall have the meaning set forth in Section 4.21.

          "DGCL" shall have the meaning set forth in the First Recital.

          "Effective Time" shall have the meaning set forth in Section 2.6.

          "Environmental Laws" means all currently applicable local, state, federal and international laws, statutes, codes, ordinances, rules, regulations or permits relating to the environment, natural resources, pollution or contamination or toxic or hazardous substances.

          "ERISA" shall have the meaning as set forth in Section 4.14(a).

          "Escrow" means the escrow account governed by the Escrow Agreement.

          "Escrow Agent" means the bank or trust company selected by Ameritrade, OnMoney and the Company to hold the Escrow.

          "Escrow Agreement" means the Escrow Agreement among the Escrow Agent, the Escrow Shareholders (as defined in Section 3.1), Ameritrade and OnMoney, dated the Closing Date, in the form attached hereto as Exhibit A and made a part hereof.





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          "Escrow Shares" shall mean the number of shares of Ameritrade Stock as set forth in Schedule 3.1(b) for each Escrow Shareholder that will be placed in Escrow by Ameritrade in accordance with Section 3.2.

          "Escrow Shareholders" shall mean those individuals listed on Schedule 3.1(b).

          "Financing Agreement" means the Financing Agreement, dated as of May 24, 2000, among OnMoney and Company.

          "Financial Statements" shall have the meaning as set forth in Section 4.7.

          "Financing Termination Event" shall have the meaning given to such term in the Financing Agreement.

          "GAAP" means generally accepted accounting principles of the United States applied in a consistent manner.

          "Hazardous Substances" means hazardous substances, materials and wastes, as identified and defined under any Environmental Laws.

          "Indebtedness" means the sum of (1) the principal amount of any funded indebtedness (other than capital lease obligations) of the Company for borrowed money outstanding (other than pursuant to the Financing Agreement), together with all prepayment premiums or penalties and other amounts becoming due as a result of this transaction and (2) any unpaid interest, fees or expenses, owing on any such indebtedness of the Company.

          "Intellectual Property" shall have the meaning as set forth in Section 4.10(a).

          "IRS" shall have the meaning as set forth in Section 4.13(b).

          "Joint Marketing Agreement" shall mean the Agreement, dated as of January 13, 2000, between Pace Financial Network, L.L.C. and OnMoney.

          "Liabilities" shall mean any and all Indebtedness, damages, liabilities, judgments, penalties, fines, losses, and Taxes of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.

          "License Agreements" shall have the meaning as set forth in Section 4.10(c).

          "material" shall mean any claim, circumstance or state of facts which results in, or would reasonably be expected to result in, Liabilities or the expenditure or commitment of $10,000 or more, or which results in any material limitation or restriction on the ability of the Company to conduct its business as presently conducted or proposed to be conducted.

          "Material Adverse Effect" shall mean, as to any party to this Agreement, a material adverse effect on the business, properties, results of operations, condition

          (financial or other) or prospects of such party and its subsidiaries, taken as a whole, other than any effect that (a) results from occurrences relating to the economy in general or such party's (or any of its subsidiaries') industry in general or (b) directly arises out of or results from any action contemplated by the parties in connection with, or which is directly attributable to, the announcement of this Agreement and the transactions contemplated hereby (including the loss of personnel, customers or suppliers or the delay or cancellation or cessation of orders for any of such party's products or services provided that such losses, delays or cancellations were not reasonably foreseeable to such party as of the date of this Agreement).

          "Merger" shall have the meaning set forth in the First Recital.

          "Merger Consideration" shall have the meaning as set forth in Section 3.1(b).

          "Noverus" shall mean Noverus, Inc., a California corporation.

          "OnMoney" shall have the meaning set forth in the Preamble.

          "Person" means an individual, a partnership, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Purchase Price" shall have the meaning set forth in Section 3.1(d).

          "Shares" shall mean the shares of common stock of the Company, $.001 par value.

          "Software" shall have the meaning as set forth in Section 4.10(a).

          "Subsidiary" shall refer to any subsidiary of the Company listed on
     Schedule 4.6.

          "Surviving Corporation" shall have the meaning as set forth in Section 2.1.

          "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

          "Trademarks" shall have the meaning as set forth in Section 4.10(a).

          "Trade Secrets" shall have the meaning as set forth in Section
     4.10(a).

          "Transaction Documents" shall have the meaning as set forth in Section 4.2.

          "Treasury Shares" shall have the meaning as set forth in Section
     3.1(b).

                                  ARTICLE II.

                                   THE MERGER

     2.1. Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the terms and conditions of this Agreement and in accordance with the DGCL, the Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

     2.2. Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with its terms and the DGCL.

     2.3. Bylaws. The Bylaws of the Company shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the DGCL.

     2.4. Directors. The directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time, as listed on Schedule 2.4 hereto, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified.

     2.5. Officers. The officers of the Surviving Corporation shall consist of the officers of the Company immediately prior to the Effective Time, as listed on Schedule 2.5 hereto, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

     2.6. Effective Time. When all the conditions set forth in Articles VIII and IX shall have been fulfilled or waived in accordance with the terms hereof, provided this Agreement shall not have been terminated in accordance with
Article X hereof, the parties hereto shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware on the Closing Date, and the Merger shall become effective on the Closing Date, and the date and time when the Merger becomes effective is herein referred to as the effective time (the "Effective Time"). Unless the context provides otherwise, all references to the "Effective Time" shall refer to the earliest date and time on which the Merger has become effective.

     2.7. Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article X, and subject to the provisions of Articles VIII and IX, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date to be mutually agreed upon by the parties, which



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date shall be no later than the second business day after all the conditions set forth in Articles VIII and IX shall have been satisfied (the "Closing Date").
The closing shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York or such other place as the parties hereto otherwise agree.

     2.8. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368(a) of the Code.

                                  ARTICLE III.

                              CONVERSION OF SHARES

     3.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Cancellation of Treasury Shares. All Shares that are owned directly or indirectly by the Company (the "Treasury Shares") shall be canceled and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Shares. Each issued and outstanding Share (other than Treasury Shares) shall be automatically converted into the right to receive that number of shares of Ameritrade Stock at the Closing equal to the Exchange Ratio; provided, however, that any Company Stockholder who owns beneficially less than two thousand (2,000) Shares shall not be entitled to receive any shares of Ameritrade Stock as provided above, but shall instead be entitled to receive a payment in cash for each Share held by such Company Stockholder equal to the Exchange Ratio multiplied by the Ameritrade Share Value. The shares of Ameritrade Stock or cash received by the Company Stockholders is sometimes herein referred to as the "Merger Consideration." The Merger Consideration shall be issuable to each of the Company Stockholders upon surrender of all certificates for the Shares held by each such Company Stockholder; provided, however, that the Escrow Shares of the Escrow Shareholders shall be placed in Escrow pursuant to the terms of Section 3.2 hereof.

          (c) Exchange Ratio. For purposes of this Agreement, the "Exchange Ratio" shall be the quotient of (x) the quotient of (i) the Purchase Price divided by (ii) the Ameritrade Share Value, divided by (y) the sum of the number of Shares issued and outstanding as of the Effective Date plus the Total Adjusted Option Shares set forth on Schedule 3.1(f).

          (d) Purchase Price. The purchase price shall be twenty-three million five hundred thousand dollars ($23,500,000) less any Liabilities outstanding as of June 1, 2000 and listed on Schedule 4.7(b) and liabilities listed on Schedule 4.7(c) as Liabilities before June 1, 2000, less any reduction in the purchase price pursuant to Sections 7.10, 7.11 and 7.13, less any payments made by the Company pursuant to Sections 8.14 and 8.15 (the "Purchase Price").


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

          (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Ameritrade Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Ameritrade Stock pursuant to Section 3.1(b) shall be entitled to receive from Ameritrade a cash payment equal to such fraction multiplied by a number equal to the Ameritrade Share Value.

          (f) Treatment of Company Options. The parties agree that all options for Shares held by employees of the Company as of the Effective Date shall be converted into Ameritrade Shares, with the number of Ameritrade Shares to be received by each holder of such options to vary depending on the vesting schedule of such options. Schedule 3.1(f) sets forth the names of such option holders and the number of Shares which such option holders will be treated as holding solely for purposes of the conversion into Ameritrade Shares (as adjusted based on the vesting schedule of the options) (the "Adjusted Option Shares"). Each option holder shall receive the number of Ameritrade Shares equal to the product of (x) such option holder's Adjusted Option Shares a set forth on Schedule 3.1(f) and (y) the Exchange Ratio (the "Ameritrade Option Shares"). The parties agree and the Company will cause each option holder to acknowledge prior to Closing that OnMoney shall hold such Ameritrade Option Shares and such Ameritrade Option Shares will be restricted and subject to forfeiture if the option holder leaves the employment of the Surviving Corporation on or prior to the first anniversary of the Closing Date; provided, however, that such Ameritrade Shares will not be forfeited, in the case of any particular employee, if such employee leaves his or her employment because the Surviving Corporation terminates such employee for reasons other than Gross Misconduct (as that term is defined in the Company's 2000 Equity Incentive
     Plan), or the employee resigns from employment because of (i) a substantial reduction in the employee's authority and responsibilities relating to the business of the Company or the Surviving Corporation or any of its affiliates, (ii) a reduction of such employee's base salary, or (iii) a requirement that the employee move his or her principal residence more than fifty (50) miles in order to continue employment. Any Ameritrade Shares that are so forfeited (or cash in lieu of such Shares, as applicable) shall be distributed by Ameritrade as additional Merger Consideration to the Company Stockholders as soon as practicable after such forfeiture in proportion to the number of Shares each Company Stockholder held immediately prior to the Effective Date in accordance with the terms of agreements to be executed by Ameritrade, OnMoney, all option holders of the Company as of the date hereof (except any option holder who elects not to execute an Agreement on or prior to the Closing Date), and J. Roderick Heller, III and Dennis Hooks, as representatives for all Company Stockholders (the "Option Holders Agreements"). Messrs. Heller and Hooks shall be deemed to be appointed as representatives of the Company Stockholders for this purpose by virtue of the stockholder consent executed by a majority of the Company Stockholders in connection with the approval of this Agreement (the "Stockholder Consent"). Any option holder who does not execute an Option Holders Agreement by the Closing Date shall forfeit such option holder's right to receive restricted Ameritrade stock pursuant to this Section 3.1(f) and Ameritrade shall distribute such forfeited shares (or cash in lieu of such shares, as applicable) as additional Merger Consideration to the Company Stockholders as soon as practicable in proportion to the number of Shares each Company Stockholder held immediately prior to the Effective Date in accordance with the terms of the Option Holders Agreements.

     3.2. Exchange of Certificates, Escrow. At and after the Effective Time, each Company Stockholder, upon surrender to Ameritrade of his certificate or certificates representing the Shares held by such Company Stockholder, shall be issued a certificate of Ameritrade Stock or cash, as the case may be, representing the Merger Consideration with respect to the Shares held by such Company Stockholder in accordance with the provisions of Section 3.1, provided that all Escrow Shares shall instead be deposited by Ameritrade into the Escrow to be held by the Escrow Agent for 180 days pursuant to the provisions of the Escrow Agreement and Section 3.4 hereof.

     3.3. No Further Ownership Rights in the Company; No Ownership Rights in Merger Sub. At and after the Effective Time, each holder of issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder's certificates in exchange for receipt of the Merger Consideration and after the Effective Time no transfer of Shares which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company. No holder of any issued and outstanding Shares will have any rights at any time as a stockholder of Merger Sub.

     3.4. Adjustment to Purchase Price Post-Closing. If, within 180 days following the Closing Date, any Liabilities of the Company existing on or prior to the Closing Date not otherwise disclosed on Schedule 4.7, approved by OnMoney pursuant to the Financing Agreement or used in the calculation of the Purchase Price on the Closing Date pursuant to Section 3.1(b) are discovered by Ameritrade or OnMoney and notified as a claim to the Escrow Stockholders (with a copy to the Escrow Agent) in accordance with the provisions of the Escrow Agreement (an "Undisclosed Liability"), then the Purchase Price shall be adjusted downward by the amount of any Undisclosed Liabilities; provided, however, that any such adjustment to the Purchase Price shall be satisfied solely out of the Ameritrade Stock held in Escrow pursuant to Section 3.2 hereof, provided further that no such adjustment shall be made until and unless the related claim is resolved in Ameritrade's favor pursuant to the terms of the Escrow Agreement. Within five days after the 180th day following the Closing Date, Ameritrade shall cause all remaining shares of Ameritrade Stock then held in the Escrow to be released to the Escrow Shareholders in proportion to such Escrow Shareholder's Escrow Shares.

                                  ARTICLE IV.

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

     The Company represents and warrants to Ameritrade as follows:

     4.1. Corporate Organization; etc. Except as set forth on Schedule 4.1, each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own, operate or lease its properties and assets except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect as to the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign company in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of its business or the ownership, operation or leasing of its properties and assets requires such qualification except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect as to the Company. Schedule
4.1 hereto sets forth a true and complete list of all jurisdictions in which the Company is qualified or licensed to do business as a foreign company. The Company has delivered to Ameritrade true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company.

     4.2. Authorization; etc. The Company has full corporate power and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates executed or to be executed pursuant to the terms of this Agreement (collectively with this Agreement, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby except where the failure to have such power and authority would not have a Material Adverse Effect as to the Company. Except for the consent of a majority of the Shares, which consent must be obtained as a condition to Closing pursuant to Section 8.13, the Board of Directors of the Company has taken all action required to authorize the execution and delivery of this Agreement and the other Transaction Documents, the performance of the Company's obligations hereunder and thereunder and the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents. This Agreement is a valid and binding agreement of the Company, enforceable against them in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3. Capitalization.


          (a) Schedule 4.3(a) hereto sets forth the authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. All issued and outstanding shares of capital stock of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) are and when issued were, free of preemptive rights. Except as set forth in
     Schedule 4.3(a), there are no shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock, or other securities (whether or not such securities have voting rights), of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, contracts, commitments, convertible securities or other agreements, arrangements or understandings of any character obligating or binding the Company to issue, repurchase, transfer or sell, or cause the issuance, repurchase, transfer or sale of, or otherwise acquire or retire, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Company.

(b) Schedule 4.3(b) hereto sets forth a true and complete list of all the stockholders of the Company and the number and type of Shares beneficially owned and held of record by each stockholder. To the Company's knowledge, which has not been obtained through specific inquiry of each Company Stockholder, (i) each stockholder owns the Shares set forth next to his, her or its name on Schedule 4.3(b) free and clear of any liens, claims or encumbrances and (ii) no stockholder of the Company is a party to any voting trust, proxy or other agreements with respect to the voting of any Shares which will remain in full force or effect after the Closing.

     4.4. No Violations or Defaults. Except as set forth in Schedule 4.4 and except where any such violation, conflict, default, termination, acceleration, requirement or imposition would not be material to the Company and its Subsidiaries taken as a whole, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or, (a) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of, any debt or obligation of the Company or any of its Subsidiaries, (b) require the consent of any party to any agreement or commitment to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, (c) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company or any of its Subsidiaries (determined singly or in the aggregate), under any agreement or commitment to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or any of its Subsidiaries is subject.

     4.5. Consents and Approvals of Governmental Authorities. Except for the filing of the Certificate of Merger with the State of Delaware and the requirements of the federal and state securities laws, and except where the failure to obtain such consent, approval, authorization, or to make any declaration, filing or registration would not have a Material Adverse Effect as to the Company, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     4.6. Subsidiaries and Affiliates.


          (a) Except as set forth on Schedule 4.6(a), the Company does not own any capital stock or other equity securities of any other corporation and has no other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. The interests of the Company in any Person as set forth on Schedule 4.6(a) are owned by the Company free and clear of all material liens, options, claims or encumbrances (including without limitation, rights of first refusal or similar rights) with respect to the ownership thereof. The Company is not subject to any material obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person, except as set forth on Schedule 4.6(a).

          (b) Except as set forth on Schedule 4.6(b) and for equity interests in classes of publicly traded securities not exceeding 2% of the outstanding securities of that class, to the knowledge of the Company (which has not be obtained through specific inquiry of each Company Stockholder), none of the Company Stockholders has any direct or indirect interest in any Person that competes with or conducts any business similar to the Company. To the knowledge of the Company (which has not been obtained through specific inquiry of each Company Stockholder), none of the Company Stockholders has any direct or indirect interest in any property used by, or relating to, the business of the Company, except by virtue of ownership of the Company Stock.

     4.7. Financial Statements.


          (a) The Company has previously delivered to Ameritrade accurate and complete copies of the audited balance sheets of Pace Financial Network, LLC (predecessor to the Company) for the years ending December 31, 1999 and December 31, 1998, together with the related statements of operations, stockholders' equity (deficit), and cash flows of the Company (on a consolidated basis) for the fiscal year then ended and any related notes thereto, and accurate and complete copies of the unaudited balance sheets of the Company (on a consolidated basis) for the five months ended May 31, 2000, together with the related statements of operations, stockholders' equity (deficit), and cash flows of the Company (on a consolidated basis) for the five months then ended (such unaudited balance sheets referred to as the "Interim Financial Statements" and, together with the audited balance sheets, the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the period covered thereby (except as may be indicated in the notes thereto and subject, in the case of Interim Financial Statements, to normal year-end adjustments) and (ii) present fairly in all material respects the financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended. To the knowledge of the Company, there are no contingent or other liabilities or obligations of the Company arising from pending or threatened third-party claims, which would reasonably be expected to have a Material Adverse Effect, which are not either reflected in the Financial Statements or in the Schedules hereto.

          (b) Schedule 4.7(b) sets forth all Liabilities of the Company and its Subsidiaries as of June 1, 2000.

          (c) Except as set forth on Schedule 4.7(c), or in the Financial Statements, the Company and its Subsidiaries have no Liabilities as of the date of this Agreement.

     4.8. Absence of Certain Changes. Except as set forth in Schedule 4.8, as contemplated by this Agreement or in the ordinary course of business, since December 31, 1999 and through the date hereof, the business of the Company and its Subsidiaries has been conducted only in the ordinary course and there has not been:

          (a) any adverse change in the Company's business, operations or financial position in the Company or any of its Subsidiaries which has had a Material Adverse Effect;

          (b) any general increase in the compensation of officers or employees of the Company or any of its Subsidiaries, any increase in the compensation payable or to become payable to any officer or employee of the Company or any bonus compensation arrangements agreed upon;

          (c) any loss or damage (whether or not covered by insurance) to any of the assets of the Company or any of its Subsidiaries, that materially affects or impairs the ability of the Company and its Subsidiaries, taken as a whole, to conduct its business, or any other event or condition of any character that has materially and adversely affected or would materially and adversely affect the business or operations of the Company and its Subsidiaries, taken as a whole;

          (d) any sale, transfer or other disposition of any material tangible asset of the Company or any of its Subsidiaries, except in the ordinary course of business, or any sale, assignment, transfer or other disposition of any of the material patents, trademarks, trade names, copyrights, licenses or other intangible assets of the Company or any of its Subsidiaries;

          (e) any material contract or other transaction entered into by the Company or any of its Subsidiaries relating to or otherwise affecting in any way the business or operation of the Company other than in the ordinary course of business;

          (f) any incurrence of any lien, security interest, pledge, mortgage, encumbrance, restriction or change of any kind permitted or allowed with respect to any of the properties, business or assets of the Company or any of its Subsidiaries, except as otherwise permitted by Section 4.9(b);

          (g) any declaration, setting aside, making or paying of any dividend or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company;

          (h) any setting aside, making or incurring of any capital expenditure or commitment, or series of related capital expenditures or commitments, by the Company or any of its Subsidiaries, in the aggregate amount above $35,000;

          (i) any material decrease in the amount of the Company's or any of its Subsidiaries reserves and accruals except in the ordinary course of business and consistent with past practice;

          (j) any changes in the accounting systems, policies or practices of the Company or any of its Subsidiaries;

          (k) any transactions with any affiliates of the Company or the Company Stockholders;

          (l) any conduct of business in any material respect not in the ordinary and usual course; or

          (m) incurred any material long-term indebtedness for borrowed money or issued any material amount of debt securities or assumed, guaranteed or endorsed the obligations of any other Person.

     4.9. Title to Properties; Encumbrances.

          (a) The Company and its Subsidiaries do not own any real property.
     Schedule 4.9(a) hereto lists all real properties leased by the Company and its Subsidiaries as of the date hereof and Schedule 4.9(b) hereto lists the material mortgages, pledges, liens or security interests, if any, affecting the leasehold interests of the Company and its Subsidiaries in such real properties. Schedule 4.9(c) hereto lists all material personal property owned or leased by the Company and its Subsidiaries as of the date hereof;

          (b) Except as would not have a Material Adverse Effect as to the Company, the Company and its Subsidiaries, as applicable, have good title to all tangible personal properties and other assets shown as owned by the Company and its Subsidiaries, as applicable, on its books and records (except for properties and assets acquired under installment purchase contracts or held pursuant to capitalized leases as described on Schedule 4.11, or not required to be disclosed on such Schedule);

          (c) Except as would not have a Material Adverse Effect as to the Company, none of the properties or assets owned by the Company and its Subsidiaries, as applicable, is subject to any mortgage, pledge, lien, security interest, encumbrance, claim or charge of any kind except (i) statutory liens arising in the ordinary course of business and not yet delinquent; (ii) liens or encumbrances (other than mortgages, pledges, liens or security interests securing indebtedness) that do not materially interfere with the present use of or materially impair the value of such properties or assets; (iii) mortgages, pledges, liens or security interests securing indebtedness as listed on Schedule 4.9(b) hereto; (iv) liens for taxes not yet due and payable; (v) liens which shall be removed prior to the Closing Date; or (vi) liens accounted for as capitalized leases; and

          (d) With respect to real property leased or subleased by the Company and its Subsidiaries as set forth in Schedule 4.9(a), (i) each lease or sublease is in full force and effect as of the date hereof; and (ii) the Company and its Subsidiaries, as applicable, are not and, to the best of its knowledge, no other party to such leases or subleases is, in material breach or default or has repudiated any provision thereof.

     4.10. Intellectual Property.

          (a) For purposes of this Section 4.10, "Intellectual Property" shall mean: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing);

     copyrights (including any registrations and applications for any of the foregoing); Software, "mask works" (as defined under 17 U.S.C.ss. 901) and any registrations and applications for "mask works"; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"); in each case material to or necessary for the conduct of the Company's or any of its Subsidiaries' business as currently conducted or contemplated to be conducted. "Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data and (c) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case material to or necessary for the conduct of the Company's or any of its Subsidiaries' business as currently conducted or contemplated to be conducted.

          (b) Schedule 4.10(b) sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all material U.S. and foreign (a) patents and patent applications; (b) trademark registrations (including Internet domain registrations) and Trademark applications; (c) copyright registrations and mask work and copyright and mask work applications. Schedule 4.10(b) lists all Software (other than readily available commercial software programs having an acquisition price of less than $5,000) which are owned, licensed, or leased by the Company and its Subsidiaries, and identifies which Software is owned, licensed, or leased, as the case may be.

          (c) Schedule 4.10(c) sets forth a complete and accurate list of all agreements to which the Company and its Subsidiaries is a party or otherwise bound (i) granting or obtaining any right to use or practice any rights under any Intellectual Property or (ii) restricting the rights of the Company or any of its Subsidiaries to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice of lapse of time or both) a default by any party under any such License Agreement. The Company and its Subsidiaries has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

          (d) Except as set forth on Schedule 4.10(d):

               (i) to the Company's knowledge, the Company and each of its Subsidiaries owns, or has a valid right to use, free and clear of all liens, all of the Intellectual Property, and the Company, a Subsidiary or Pace Financial Network L.L.C. is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 4.10(b);

               (ii) to the Company's knowledge, the Intellectual Property owned by the Company and its Subsidiaries and, to the Company's knowledge, any Intellectual Property used by the Company and its Subsidiaries, is subsisting, in full force and effect, and has not been canceled, expired, or abandoned, and is valid and enforceable;

               (iii) there is no pending or, to the Company's knowledge, threatened or potential claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (x) involving the Intellectual Property owned the Company or any of its Subsidiaries, or to the Company's knowledge the Intellectual Property licensed to the Company or any of its Subsidiaries or (y) alleging that the activities or the conduct of the Company's or any of its Subsidiaries' businesses as presently conducted or proposed to be conducted do, or will, infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property owned by the Company or any of its Subsidiaries, including but not limited to, any claim or potential claim of a previous employee of the Company or any of its Subsidiaries or Person for whom any employee of the Company or any of its Subsidiaries worked as an independent contractor that relates to the misappropriation, unauthorized use, infringement or violation of any of such employer's or Person's trade secrets or other intellectual property, including any Trade Secrets or other Intellectual Property;

               (iv) to the Company's knowledge, the conduct of the Company's or any of its Subsidiaries' business as currently conducted or planned to be conducted does not and will not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party and to the Company's knowledge, no third party is misappropriating, infringing, or violating any Intellectual Property owned or used by the Company or any of its Subsidiaries and no such claims, suits, arbitrations or other adversarial proceedings which have been brought against any third party by the Company or any of its Subsidiaries remain unresolved; and

               (v) the Company takes reasonable measures to protect the confidentiality of its Trade Secrets, including requiring their employees to be bound by Company policy to keep confidential all information regarding the Company's technology. To the Company's knowledge, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement.

          (e) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's (or any of its Subsidiaries') right to own or use any of the Intellectual Property, nor will it require the consent of any governmental authority or third party in respect of any such Intellectual Property.

     4.11. Contracts. Schedule 4.11 sets forth a list of Contracts as provided below that relate to the business of the Company and its Subsidiaries. The Company has delivered to OnMoney true and correct copies of each listed document and a written description of each oral Contract so listed. Schedule 4.11 lists all the Contracts of the following types to which the Company or any Subsidiary is a party or by which it is bound relating to the business or operation of the Company and its Subsidiaries: (a) any labor union Contract and any agreements relating to the leasing of employees; (b) any loan agreement, deferred compensation, profit sharing, incentive compensation, bonus, stock purchase, stock option plan, arrangement or Contract with any officer, employee, consultant or agent or any person or entity affiliated with or controlled by (or with power to control) any officer, director, employee of the Company or any Subsidiary; (c) any Contract with a broker, sales agency, distributor, dealer (to the extent such sales agent, distributor or dealer is required to be listed on Schedule 4.21), advertising agency or other person engaged in sales, distributing or promotional activities involving a commitment in excess of $10,000; (d) any indenture, credit agreement, notes, mortgages, security agreements or other commitment or arrangement pursuant to which the Company or any Subsidiary has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business); (e) any leases of real property or material leases of personal property and agreements for financing involving a commitment in excess of $10,000; (f) any Contract involving a partnership, joint venture or other cooperative undertaking, or involving any restrictions of the geographical area of operations or scope or type of business of the Company and its Subsidiaries; (g) any power of attorney or agency agreement or arrangement with any party pursuant to which such party is granted the authority to act for or on behalf of the Company or any Subsidiary involving a commitment in excess of $10,000; (h) any agreement with any officer, director or employee of the Company or any Subsidiary (A) the benefit of which is contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or (B) the benefits of which will be materially increased, or the vesting of the benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and (i) any other Contract of the Company or any Subsidiary material to the operations of the Company and its Subsidiaries, taken as a whole.

     Except as set forth on Schedule 4.11, neither the Company nor any Subsidiary is in default, and no third party is in default, under any of the agreements, Contracts or obligations described in Schedule 4.11. Each of such agreements, Contracts and obligations are in full force and effect and have been complied with by the Company and its Subsidiaries in all material respects.

     4.12. Litigation; Compliance with Laws.

          (a) Except as set forth on Schedule 4.12 (and on Schedule 4.10(d) with respect to Intellectual Property) and except as would not be reasonably likely to be material to the

     Company and its Subsidiaries, taken as a whole, there is no action, proceeding or investigation pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any judgment, order or decree entered against it in any lawsuit or proceeding.

          (b) Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary is in violation of any foreign, federal, state or local laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations as presently conducted, except as set forth on Schedule 4.12.

          (c) Except as would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries possesses, is presently in compliance with and has received no notice of violations of any license, permit, consent, authorization or approval of or from any governmental body having jurisdiction over it necessary to conduct its business as presently conducted.

     4.13. Taxes.

          (a) All federal, state and local Tax returns required to be filed by or with respect to the Company and its Subsidiaries on or before the Closing Date have been or will be accurately prepared in all material respects and have been or will be duly and timely filed, and all Taxes (including Taxes withheld from employees' salaries and all other withholding Taxes and obligations and all deposits required to be made by or with respect to the Company and its Subsidiaries with respect to such withholding Taxes or otherwise), due with respect to such Tax returns have been timely paid, or to the extent not due and payable as of the Closing Date, adequate provision for the payment thereof has been made on the financial statements in accordance with GAAP or the books of account of the Company.

          (b) Except as set forth in Schedule 4.13 attached hereto: (i) no federal, state, local or foreign audit or other administrative proceeding or court proceeding currently exists with regard to any Taxes or Tax returns of the Company or any Subsidiary; (ii) neither the Company nor any Subsidiary has received any written notice from the Internal Revenue Service (the "IRS") or any other governmental entity that an audit or other administrative proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company and its Subsidiaries or with respect to any Tax return of the Company and its Subsidiaries; (iii) neither the Company nor any Subsidiary has granted any waiver of any statutes of limitations applicable to any claim for Taxes; (iv) all Tax deficiencies which have been claimed, proposed or asserted in writing against the Company and its Subsidiaries have been fully paid or finally settled; (v) neither the Company nor any Subsidiary has made any election under Section 341(f) of the Code (or any corresponding provision of state or local income Tax law); (vi) neither the Company nor any Subsidiary has been a member of an affiliated group (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary income tax return; (vii) Ameritrade will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares in the

     Merger; (viii) neither the Company nor any Subsidiary is required to make any material adjustment under Section 481(a) of the Code by reason of a change or proposed change in accounting method or otherwise (excluding for purposes of this representation any accounting changes that may be required as a result of the entry of the Company into the consolidated group of which Ameritrade is the common parent); and (ix) no material issue has been raised by any taxing authority with respect to the Company or any Subsidiary in any audit or examination which, by application of similar principles, could reasonably be expected to result in a proposed material adjustment to the liability for Taxes for any period not so examined.

          (c) Except for Tax Liabilities of Pace Financial Network, L.L.C., the Company is not liable for the Taxes of any taxpayer other than the Company and its Subsidiaries for any taxable period beginning before the Closing Date.

     4.14. Benefit Plans.

          (a) Schedule 4.14 contains an accurate and complete list of all material Benefit Plans (as defined below) maintained or sponsored by the Company or any of its Subsidiaries, contributed to by the Company, covering any employees of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any material liability. For purposes of the Agreement, the term "Benefit Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated (ii) employment agreements, and (iii) fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, and whether or not funded and whether or not terminated. The Company has no obligation to contribute to or has no liability with respect to any (x) "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (y) employee benefit plan subject to Title IV of ERISA or (z) employee benefit plan described in Section 413(c) of the Code (and regulations promulgated thereunder).

          (b) The Company does not contribute to or have liability with respect to any Benefit Plan which provides health or life insurance benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

          (c) All required contributions to Benefit Plans which are "defined benefit plans," as defined in Section 3(35) of ERISA have been timely made, and no accumulated funding deficiency, as defined by Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to any Benefit Plans as of the Closing Date.

          (d) To the knowledge of the Company, each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all reporting and disclosure requirements and applicable laws and regulations, including but not limited to ERISA and the Code. Adequate accruals for all obligations under the Benefit Plans are reflected in the Interim

     Financial Statements when required by GAAP. To the knowledge of the Company, there (i) have been no prohibited transactions (as described in Section 406 of ERISA) with respect to any Benefit Plan; (ii) have been no acts or omissions by the Company which have given or may give rise to any material liability under Section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which the Company may be liable; (iii) has been no act or omission that would impair the ability of the Company (or any of its successors) to unilaterally amend or terminate any Benefit Plan; and (iv) none of the payments contemplated by the Benefit Plans would in the aggregate constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). No actions, suits, claims (other than routine claims for benefits), taxes, penalties or liens with respect or relating to the Benefit Plans are pending or threatened or have been assessed or incurred.

          (e) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Benefit Plan and the tax-exempt status of such related trust, and, to the Knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

          (f) With respect to each Benefit Plan, the Company has made available to OnMoney true, complete and correct copies, to the extent applicable of
     (i) all documents pursuant to which the Benefit Plans are maintained, funded and administered, including all amendments thereto, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with attachments), (iii) the most recent actuarial report, (iv) the most recent financial statements, and (v) all governmental rulings and determinations and opinions (and pending requests for governmental rulings, determinations and opinions).

     4.15. Labor Matters. There are no material controversies pending or threatened between the Company or any of its Subsidiaries and its employees. There are no collective bargaining agreements currently binding on or being negotiated with respect to the business of the Company or any of its Subsidiaries. There are no pending petitions by labor unions to the National Labor Relations Board for certification as representative of any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have not experienced any strikes, material grievances, claims of unfair labor practices or lockouts.

     4.16. Environmental Matters.

          (a) Each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws, except for such noncompliance, facts, events and circumstances which would not have a Material Adverse Effect.

          (b) Each of the Company and its Subsidiaries has obtained, possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to Environmental Laws with respect to all real property owned, operated, or occupied by the Company.

          (c) The Company and its Subsidiaries have not generated, manufactured, stored, treated, transported, disposed or released any Hazardous Substances out of or into or from the real properties, owned operated or occupied by the Company as of the date hereof in violation of any Environmental Laws; nor to the knowledge of the Company, have any Hazardous Substances migrated from any real property owned, occupied, or operated by the Company upon or beneath other properties; nor to the knowledge of the Company, have any Hazardous Substances migrated from other properties upon or beneath any real property owned, occupied, or operated by the Company.

          (d) The Company and its Subsidiaries have not assumed the liability of any other Person pursuant to any Environmental Law.

     4.17. Brokers, Finders' Fees, etc. Except as set forth on Schedule 4.17, the Company and its Subsidiaries have not employed any broker, finder, investment banker or financial advisor as to whom the Company or OnMoney may have any obligation to pay any brokerage or finders' fees, commission or similar compensation in connection with the transactions contemplated hereby.

     4.18. Affiliate Transactions. Except as disclosed on Schedule 4.18 attached hereto, no officer or director of the Company or any of its Subsidiaries or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, is a party to any agreement, Contract, commitment or transaction with the Company or any of its Subsidiaries or which pertains to its business or had any interest in any property, real or personal or mixed, tangible or intangible (including Intellectual Property), used in or pertaining to the business of the Company or any of its Subsidiaries.

     4.19. Employees and Independent Contractors. Except as set forth in
Schedule 4.19(a), no key executive employee and no group of employees or independent contractors of the Company has advised the Company of any plans as of the date hereof to terminate his, her or its employment or relationship as an independent contractor with the Company. Schedule 4.19(a) sets forth the names and annual compensation (including salary, bonuses and commissions) as of June 15, 2000, of all salaried employees and all independent contractors of the Company.

     4.20. Insurance. Schedule 4.20 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending or open claims if such claims exceed the applicable policy limits or fall within deductibles, co-payment or other provisions providing for payment by the Company, setting forth the aggregate amount paid out under each such policy through June 15, 2000 to be updated as practicable to a date prior to the Closing Date and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, unemployment and other insurance held by or on behalf of the Company and its Subsidiaries. All such policies and binders are in full force and effect, all premiums due and payable thereon have been paid and as of the date hereof, the Company has received no notice of cancellation or non-renewal of any such policy or binder.

     4.21. Customer List. Schedule 4.21 contains a true and complete list of the customers and accounts of the Company in respect of the business of the Company's gross sales since the date of its incorporation (the "Customers"). None of the Company's Customers have indicated their intention to terminate, modify or change their business relationship with the Company as a result of the transactions contemplated by this Agreement. There have been no adverse changes in the relationships between the Company and the Customers listed on Schedule 4.21.

     4.22. Bank Accounts. Schedule 4.22 sets forth a true, complete and correct list of each bank, deposit, lock-box or cash collection, management or other account, of the Company or in respect of the business of the Company, including the title and number of the account and the financial or other institution at which such account is located.

     4.23. Accounts Receivables. Except as set forth on Schedule 4.23, the accounts receivable of the Company as set forth on the Interim Financial Statements or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Financial Statements, the recorded allowance collection of doubtful accounts on the Interim Financial Statements. The allowance for collection of doubtful accounts on the Interim Financial Statements has been determined in accordance with GAAP consistent with past practice.

                                   ARTICLE V.

      REPRESENTATIONS AND WARRANTIES OF MERGER SUB, ONMONEY AND AMERITRADE

     Each of Merger Sub, OnMoney and Ameritrade hereby represents and warrants to the Company as follows:

     5.1. Corporate Organization; etc. Each of Merger Sub and Ameritrade is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own, operate or lease its properties and assets, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on either Merger Sub or Ameritrade. Each of Merger Sub and Ameritrade is duly qualified or licensed to do business as a foreign company in good standing in each state of the United States and in each foreign jurisdiction in which the conduct of its business or the ownership, operation or leasing of its properties and assets requires such qualification, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on either Merger Sub or Ameritrade. Each of Merger Sub and Ameritrade has delivered to the Company true, complete and correct copies of the Certificate of Incorporation and Bylaws of Merger Sub and Ameritrade.

     5.2. Authorization; etc. (a) Each of OnMoney and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby except where the failure to have such power and authority would not have a Material Adverse Effect on either of OnMoney or Merger Sub. The Board of Directors of each of OnMoney and Merger Sub has taken all action required to authorize the execution and delivery of this

Agreement and the other Transaction Documents, the performance of OnMoney or Merger Sub's obligations hereunder and thereunder and the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Merger Sub or OnMoney are necessary to authorize the execution, delivery and performance by Merger Sub or OnMoney of this Agreement or the other Transaction Documents. This Agreement is a valid and binding agreement of each of OnMoney and Merger Sub, enforceable against it in accordance with its terms except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) Upon approval by the Board of Directors of Ameritrade, (i) Ameritrade will have full corporate power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby except where the failure to have such power and authority would not have a Material Adverse Effect on Ameritrade,
(ii) Ameritrade will have taken all action required to authorize the execution and delivery of this Agreement and the other Transaction Documents, the performance of Ameritrade's obligations hereunder and thereunder and the transactions contemplated hereby and thereby, and (iii) no other corporate proceedings on the part of Ameritrade will be necessary to authorize the execution, delivery and performance by Ameritrade of this Agreement or the other Transaction Documents. Upon approval by the Board of Directors of Ameritrade, this Agreement will be a valid and binding agreement of Ameritrade, enforceable against it in accordance with its terms except (x) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (y) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     5.3. Consents and Approvals of Governmental Authorities. Except for the filing of the Certificate of Merger with the State of Delaware and the requirements of federal and state securities laws and except where the failure to obtain such consent, approval, authorization, or to make any declaration, filing or registration would not have a Material Adverse Effect on any of OnMoney, Merger Sub or Ameritrade, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by OnMoney, Merger Sub or Ameritrade in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not be likely to have a Material Adverse Effect on the parties' ability to consummate the Merger and the other transactions contemplated hereby.

     5.4. No Violations or Defaults. Except where any such violation or conflict would not be material to OnMoney, Merger Sub or Ameritrade, neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the Certificate of Incorporation or Bylaws of Merger Sub or Ameritrade or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which OnMoney, Merger Sub or Ameritrade is subject.

     5.5. Brokers, Finders' Fees, etc. Each of Merger Sub, OnMoney and Ameritrade has not employed any broker, finder, investment banker or financial advisor as to whom the Company, Merger Sub, OnMoney or Ameritrade may have any obligation to pay any brokerage or finders' fees, commission or similar compensation in connection with the transactions contemplated hereby.

     5.6. Capitalization. Schedule 5.6 hereto sets forth the authorized, issued and outstanding shares of capital stock of Ameritrade as of the date hereof. All issued and outstanding shares of capital stock of Ameritrade, (i) are duly authorized, validly issued, fully paid and nonassessable, and (ii) are and when issued were, free of preemptive rights. At the time of issuance, the Ameritrade Shares issued pursuant to the Merger will be duly authorized and validly issued, and such Ameritrade Shares will be fully paid and nonassessable and not subject to preemptive (or similar) rights.

     5.7. SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Ameritrade with the SEC prior to the date hereof (as such documents have been amended prior to the date hereof, the "Ameritrade SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the Ameritrade SEC Reports, as of the date on which such SEC Report was declared effective pursuant to the Securities Act or the date on which such SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Ameritrade and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of Ameritrade and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Ameritrade has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no subsidiary of Ameritrade has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since March 31, 2000, except as described in the Ameritrade SEC Reports, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of Ameritrade or any subsidiary of Ameritrade, except changes resulting from changes in accounting pronouncements of the Financial Accounting Standards Board or changes in applicable laws or rules or regulations thereunder.

     5.8. Financing. Ameritrade has and will make available to Merger Sub, sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase Shares for which cash will be paid pursuant to this Agreement.

     5.9. Merger Sub. Merger Sub is a newly formed subsidiary of Ameritrade that was organized for the purpose of the transactions contemplated by this Agreement. Except for obligations incurred in connection with Merger Sub's incorporation or organization and the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                  ARTICLE VI.

                       CONDUCT OF BUSINESS PENDING CLOSING

     From the date hereof to the Closing, and except as otherwise specifically contemplated in the Financing Agreement, this Agreement, contained in disclosures relating hereto or consented to or approved by Ameritrade or OnMoney in writing, such approval not to be unreasonably withheld or delayed, the Company and its Subsidiaries shall conform to the following:

     6.1. Regular Course of Business. The Company and its Subsidiaries shall carry on their businesses substantially in the same manner as heretofore conducted and shall not engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business.

     6.2. Amendments. No material change or amendment shall be made in the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries.

     6.3. Capital Changes. Each of the Company and its Subsidiaries shall not issue or sell options, warrants to purchase or rights to subscribe to, or enter into any arrangement or contract with respect to, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure, including, but not limited to, the issuance, sale or pledge of additional shares of capital stock of any class or securities convertible into any such shares, or any rights, warrants or options to acquire any such share or other convertible securities.

     6.4. Organization. The Company and each Subsidiary shall use reasonable efforts to preserve its corporate existence and business organization intact and to preserve its properties, tangible and intangible assets, books and records, and relationships with its employees, suppliers, customers and others with whom it has business relations.

     6.5. Contracts. Except for contracts or commitments made in the ordinary course of business the Company and its Subsidiaries shall not, without the prior consent of OnMoney, (a) enter into any contract or commitment, (b) incur any long-term indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person, (c) sell, transfer or otherwise dispose of any of its material property or assets, (d) mortgage or encumber any of its material property or assets, or (e) enter into any agreement or commitment involving an aggregate capital expenditure or commitment on the part of the Company exceeding $10,000.

     6.6. Compensation. The Company and its Subsidiaries will not (a) grant any increase in compensation other than normal merit and cost-of-living increases to any officer, employee, independent contractor or agent, (b) grant any bonuses to any employee (except for those which come due in the ordinary course of business, consistent with past practices), or (c) enter into or amend any material Benefit Plan, employment contract or consulting agreement.

     6.7. Payments. Neither the Company nor any Subsidiary shall declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (other than in the ordinary course of business, consistent with past practices) or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock.

     6.8. Insurance. The Company and its Subsidiaries will maintain in full force and effect all policies of insurance now held by it or otherwise naming the Company as beneficiary or loss payee, including all insurance policies disclosed or required to be disclosed pursuant to Section 4.20, and shall inform OnMoney as soon as practicable of any notice of cancellation or non-renewal of any insurance policy or binder. The Company shall also apply the proceeds, if any, received under any insurance policy as a result of any loss or destruction of or damage to any assets of the Company or its Subsidiaries to the repair or replacement of such assets.

     6.9. Taxes. Except for Taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP, the Company and its Subsidiaries will pay all Taxes upon its properties and businesses as they become due and prepare and duly file all Tax and other returns and reports which are required to be filed in respect of Taxes.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

     The Company hereby covenants and agrees with Merger Sub and Ameritrade, and Merger Sub and Ameritrade hereby covenant and agree with the Company, as follows:

     7.1. Reasonable Access; Confidentiality. Each of the Company, Ameritrade and OnMoney shall provide to the other party and to their respective authorized representatives, during reasonable business hours, full access to the personnel, books and records of the party in order that each of the Company, Ameritrade and OnMoney may have full opportunity to make such additional investigation as it shall reasonably desire of the affairs of the other party that such party deems relevant to this Agreement; provided, however, that neither the Company, Ameritrade nor OnMoney shall be obligated to disclose privileged information to the other party unless and until it is clear that this Agreement will close pursuant to Section 2.7. Each of the Company, Ameritrade and OnMoney agrees that it will not, nor will its authorized representatives, contact any employee, officer, agent, governmental agency, customer or supplier of the other party without the prior consent of the other party. Each of the Company, Ameritrade and OnMoney further agree that they shall keep all information obtained pursuant to this Section

7.1 confidential and shall protect such other party's confidential information in the same manner as which it protects its own confidential information, provided, however, that each party shall use, at a minimum, commercially reasonable efforts to protect such other party's confidential information.

     7.2. Stockholder Matters. The Company shall solicit the consents of its stockholders as soon as practicable after the date hereof for the purposes of approving the matters relating to this Agreement and the Merger. The Company will, through its Board of Directors, recommend to its stockholders approval of the Merger and this Agreement.

     7.3. Ameritrade's or the Company's Knowledge of Breach. If prior to the Closing Date, any of Ameritrade, OnMoney or the Company has knowledge of a breach by the other of any representation, warranty or agreement contained in this Agreement, the party so aware shall promptly advise the other party in writing of the specifics thereof and such notice shall be delivered to the other party prior to the Closing.

     7.4. No Shop. Until the later of (i) the termination of this Agreement or
(ii) July 15, 2000, the Company will not, and will cause its directors, officers, stockholders, employees, representatives, agents, advisors, accountants and attorneys not to enter into any letters of intent, arrangements, understandings, agreements, or otherwise solicit or engage in any negotiations concerning, or provide any confidential information or data to any Person or entity with respect to, or have any discussions with any Persons or entity relating to, any merger, consolidation, liquidation, dissolution, acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Company, and will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     7.5. Supplements to Schedules. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Schedules hereto, including without limitation Schedule 4.7(c), which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in the Schedules hereto which has been rendered inaccurate thereby. No disclosure by the Company pursuant to this Section 7.5, however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless the transactions contemplated hereby are consummated pursuant to this Agreement in which event any claims with respect to any such misrepresentations or breaches shall be deemed waived by Ameritrade.

     7.6. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     7.7. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation, to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any governmental authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby or thereby.

     7.8. Joint Marketing Agreement. The parties agree that, notwithstanding the termination for any reason of this Agreement, the terms and conditions of the Joint Marketing Agreement between the Company and OnMoney shall continue in full force and effect for a period of six (6) months from the date of termination of this Agreement, but shall terminate thereafter and be of no further force and effect (other than the payment of accrued fees and expenses owed by the parties to each other under the Joint Marketing Agreement for services provided prior to the date of such termination, and the survival of any provisions of such agreement which, by their terms, survive the termination thereof).

     7.9. Employment Arrangements. Subject to Section 7.11, the Company will continue to employ all employees of the Company and its Subsidiaries, under substantially the same terms and conditions as their terms of employment prior to the date hereof, subject to the sole and absolute discretion of OnMoney (except as to the terms of any Company Benefit Plans to which such employee is a party) to modify the terms of such employment or terminate such employee at any time after Closing Date.

     7.10. Severance and Employment Agreements. Except as provided in this Agreement, OnMoney will pay all severance and other amounts, if any, that may be due to any Company employee who has terminated or terminates his or her employment with the Company after June 1, 2000 and prior to the Closing Date. Any severance and other amounts payable to a Company employee who terminates his or her employment with the Company on or after June 1, 2000 and prior to the Closing Date shall be deducted from the Purchase Price, as set forth in Section 3.1(d), unless OnMoney consents to the payment of such severance or other amounts prior to the Closing Date. The Company shall also pay all liabilities due and payable to the Company's retired employees and other employees who terminate their employment with the Company in connection with the consummation of the transactions contemplated by this Agreement (other than pension liabilities). All such payments made pursuant to the prior sentence shall be deducted from the Purchase Price, as set forth in Section 3.1(d).

     7.11. Heller. As of the Closing Date, the Company shall cause J. Roderick Heller, III to resign as an officer of the Company; provided that section 4 of the employment Agreement between J. Roderick Heller, III and Pace Financial Network, L.L.C. dated as of January 18, 2000 will remain in effect to the extent necessary to preserve Roderick Heller's equity participation in the Merger Consideration; and provided further, that the amount of any and all severance payments due to Roderick Heller shall be deducted from the Purchase Price.

     7.12. Tax Reporting. Ameritrade, Merger Sub and the Company agree that, to the extent permissible by law, each will report the Merger as a reorganization within the meaning of Section 368(a) of the Code in any and all federal, state and local income Tax returns filed by it. In the event that Ameritrade, Merger Sub, and/or the Company determine that they are required by law to report the Merger as not being a reorganization, Ameritrade shall promptly notify the Company Stockholders in writing of such determination. J. Roderick Heller, III and Dennis Hooks shall, by virtue of the Stockholder Consent to this Agreement, be deemed to be appointed as the representatives of the Company Stockholders for the purpose of receiving any such notification from Ameritrade.

     7.13 Payment of Notes. Immediately after the Closing, Ameritrade shall (a) provide funds to the Company sufficient to pay in full all principal and interest owed up to and including the date of payment under the Company's Convertible Promissory Notes due 2002 (the "Notes") and (b) cause the Company to use such funds to make (and the Company shall make) such payments to the holders of the Notes immediately after such funding. Such amounts shall be deducted from the Purchase Price at Closing. The aggregate principal amount of the Notes outstanding as of the date hereof is $2,280,150.

                                 ARTICLE VIII.

                CONDITIONS PRECEDENT TO AMERITRADE'S OBLIGATIONS

     The obligations of Ameritrade under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

     8.1. Representations and Warranties. The representations and warranties of the Company contained herein shall be true and accurate in all material respects as of the date made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for representations and warranties that are qualified as to materiality (and except for representations made as of a certain date), each of which shall be true and accurate in all material respects (or as of such date) and except for (i) changes permitted or contemplated by this Agreement and (ii) changes occurring in the ordinary course of business since the date of execution of this Agreement; and Ameritrade shall have received at the Closing a certificate, dated the Closing Date, signed by the President or Vice President of the Company to such effect.

     8.2. Secretary's Certificate. Ameritrade shall have received a certificate of the Secretary of the Company, dated the Closing Date, certifying the resolutions duly and validly adopted by the Company's directors evidencing the authorization of their execution and delivery of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including but not limited to, the Merger, and the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents.

     8.3. Good Standing Certificate. Ameritrade shall have received a certificate with respect to the Company from the jurisdiction of its incorporation attesting as to its valid existence and good standing as of a date within 5 days prior to the Closing Date.

     8.4. Performance. The Company shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and Ameritrade shall have received at the Closing a certificate, dated the Closing Date, signed by the President of the Company to such effect.

     8.5. Approvals and Filings. All consents, authorizations and approvals from, and all material declarations, filings and registrations with, any federal, state, local or foreign government agencies or third parties required to consummate the transactions contemplated hereby and permit the Company to continue its business consistent with its prior practice without a Material Adverse Effect shall have been obtained or made and delivered to Ameritrade, in form and substance to the reasonable satisfaction of Ameritrade.

     8.6. Authorization of Merger. All corporate action necessary by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken. This Agreement shall have been approved by the Board of Directors of Ameritrade and requisite consent of stockholders of the Company in accordance with the applicable requirements of the DGCL and the Certificate of Incorporation and Bylaws of Ameritrade and the Company, respectively.

     8.7. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby, and no such proceedings with respect to any such injunction or order shall be pending or threatened in writing.

     8.8. Maintenance of Insurance. The Company will continue to carry its existing insurance through the Closing Date and shall not allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business) of such insurance policies or agreements to occur or exist.

     8.9. Material Adverse Change. There shall not have occurred any material adverse change (taken together with all other developments) since the date of this Agreement in the business; operations, assets, results and condition (financial and other) or prospects of the Company and its Subsidiaries, taken as a whole, including without limitation, an amendment of or supplement to the Schedules to include the disclosure of an event, liability, contingency or facts which OnMoney or Ameritrade reasonably believes would result in a Material Adverse Effect as to the Company.

     8.10. Opinion of Counsel. Ameritrade shall have received an opinion substantially in the form of Exhibit B attached hereto from Wilmer, Cutler & Pickering, counsel to the Company.

     8.11. Escrow Agreement. The Company shall have executed and delivered to Ameritrade and OnMoney the Escrow Agreement and shall have delivered to the Escrow Agent stock powers, duly endorsed in blank, for each of the certificates representing the Ameritrade Stock to be delivered into Escrow pursuant to
Section 3.1.

     8.12. Shareholder Consents. Each officer and director of the Company shall have consented to approval of this Agreement. The Company shall have solicited the consents of its stockholders and the requisite consents in accordance with the requirements of the DGCL the Company's Bylaws and Certificate of Incorporation shall have been obtained approving this Agreement and the consummation of the transactions hereby. Ameritrade shall have received a certificate of the Secretary of the Company, dated the Closing Date, certifying that the conditions of this Section 8.12 have been satisfied.

     8.13. Financing Agreement. The Financing Agreement shall be in effect as of the date hereof and no Financing Termination Event shall have occurred.

     8.14. Noverus. All actions, proceedings, lawsuits or disputes between the Company and Noverus (or any successor-in-interest thereto) shall have been released, terminated, settled and/or fully adjudicated with no right of appeal, in full satisfaction of any claim that may have existed between Noverus and the Company.

     8.15. Severance Payments. All severance payments payable by the Company to Russell Pace pursuant to the letter agreement between Russell Pace and Pace Financial Network, L.L.C., dated February 16, 1999 shall be fully paid or released in full satisfaction of any such amount payable and all severance payments payable by the Company to J. Roderick Heller, III pursuant to the agreement between J. Roderick Heller, III and Pace Financial Network, L.L.C., dated as of January 18, 2000 shall be fully paid or released in full satisfaction of any such amount payable.

     8.16 Option Holders Agreements. J. Roderick Heller, III, Dennis Hooks and the Company shall have executed and delivered to Ameritrade the Option Holders Agreements.

                                  ARTICLE IX.

                CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:

     9.1. Representations and Warranties. The representations and warranties of Merger Sub, OnMoney and Ameritrade contained herein shall be true and accurate as of the date made and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for representations and warranties that are qualified as to materiality (and except for representations made as of a certain date), which shall be true and accurate in all material respects (or as of such date) and except for (i) changes permitted or contemplated by this Agreement and (ii) changes occurring in the ordinary course of business since the date of execution of this Agreement; and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the President or Vice President of Merger Sub and Ameritrade to such effect.

     9.2. Secretary's Certificate. The Company shall have received a certificate of the Secretary of OnMoney, Merger Sub and Ameritrade, dated the Closing Date, certifying the resolutions duly and validly adopted by OnMoney's, Merger Sub's and Ameritrade's directors evidencing the authorization of their execution and delivery of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including but not limited to, the Merger, and the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents.

     9.3. Good Standing Certificate. The Company shall have received a certificate with respect to each of Merger Sub and Ameritrade from the jurisdiction of its incorporation attesting as to its valid existence and good standing as of a date within 5 days prior to the Closing Date.

     9.4. Performance. OnMoney, Merger Sub and Ameritrade shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the Chief Financial Officer of OnMoney, Merger Sub and Ameritrade to such effect.

     9.5. Approvals and Filings. All consents, authorizations and approvals from, and all material declarations, filings and registrations with, any federal, state, local or foreign government agencies or third parties required to consummate the transactions contemplated hereby without a Material Adverse Effect shall have been obtained or made and delivered to the Company, in form and substance to the reasonable satisfaction of the Company.

     9.6. No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby, and no such proceedings with respect to any such injunction or order shall be pending or threatened in writing.

     9.7. Authorization of Merger. All corporate action necessary by Merger Sub, OnMoney and Ameritrade to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     9.8. Material Adverse Change. There shall not have occurred any material adverse change (taken together with all other developments) since the date of this Agreement in the business, operations, assets, results and condition (financial and other) or prospects of Ameritrade, including, without limitation, an amendment of or supplement to the Schedules to include any event, liability, contingency or facts which the Company reasonably believes would result in a Material Adverse Effect.

     9.9. Piggyback Registration Rights. The Company and Ameritrade shall have executed a standard piggyback registration rights agreement in form and substance reasonably satisfactory to the Company and Ameritrade.

     9.10 Opinion of Counsel. The Company shall have received an opinion substantially in the form attached hereto as Exhibit C from the General Counsel of Ameritrade.

     9.11 Option Holders Agreements. Ameritrade and OnMoney shall have executed and delivered to the Company the Option Holders Agreements.

                                   ARTICLE X.

                           TERMINATION AND ABANDONMENT

     10.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time but not later than the Closing:

          (a) by mutual agreement of the Company and Ameritrade;

          (b) by the Company or Ameritrade upon the occurrence of the other party's bankruptcy, voluntary or involuntary petition for reorganization, assignment of assets for the benefit of creditors, receivership, liquidation or another usual and customary event of insolvency;

          (c) by either party at any time on or after July 25, 2000, if the Closing shall not have occurred; provided, however, that if the Closing shall not have occurred because of any delay caused by required review by the Securities and Exchange Commission then the parties shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) until any time on or after August 31, 2000;

          (d) by either party if there has been (i) a material violation or breach by the other of its agreements, representations or warranties contained in this Agreement or the Financing Agreement, which breach cannot be cured or has not been cured by the breaching party within 30 days after the giving of notice pursuant to Section 11.4 to the breaching party and the party seeking termination is not in material violation or breach of its agreements, representations or warranties contained in this Agreement or
     (ii) a Financing Termination Event has occurred (as defined in the Financing Agreement); or

          (e) by Ameritrade if there shall have occurred a Material Adverse Effect with respect to the Company.

     10.2. Procedure Upon Termination. In the event of termination and abandonment by the Company, or Ameritrade, or both, pursuant to this Article X, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and be abandoned without further action by Ameritrade or the Company. If this Agreement is terminated as provided herein:

          (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the parties furnishing the same; and

          (b) no party hereto shall have any liability or further obligation to any other party to this Agreement, except for repayment by the Company of any amounts paid by Ameritrade or OnMoney pursuant to this Agreement and any liabilities under the Financing Agreement or other agreement executed in connection herewith, and except for such other legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party.

                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

     11.1. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of each of the parties hereto.

     11.2. Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the party to whom such obligation is owed, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.3. Representations and Warranties, etc. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or other document to be delivered pursuant to this Agreement, shall survive until 180 days after the Closing Date, except for (a) the obligations of Ameritrade to issue the Ameritrade Option Shares pursuant to Section 3.1(f) (subject to Section 8.16) which shall survive until such Ameritrade Option Shares are delivered pursuant to Section 3.1(f) (subject to Section 8.16), (b) the obligations of Ameritrade to deliver to the Escrow Shareholders the remaining Escrow Shares within five days after the 180th day following the Closing Date pursuant to Section 3.4 (which shall survive until such remaining Escrow Shares are so delivered), (c) the obligations of Ameritrade pursuant to Section 7.12 (which shall survive until September 15, 2007), and (d) the obligations of Ameritrade and OnMoney set forth in Section 11.15 (which shall survive until the first anniversary after the Closing Date).

     11.4. Notices. All notices, requests, demands and other communications required or permitted hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or
(c) by personal delivery to such party at the following address:

                  If to the Company to:

                           Financial Passport, Inc.
                           8605 Westwood Center Drive
                           Suite 500
                           Vienna, VA  22182
                           Fax: (703) 343-2122
                           Attention:  J. Roderick Heller, III

                  with a copy to:

                           Wilmer, Cutler & Pickering
                           2445 M Street, N.W.
                           Washington, D.C.
                           Fax: (202) 663-6363
                           Attention: Russell J. Bruemmer

or to such other person or address as the Company shall designate to Ameritrade in writing.

                  If to OnMoney to:

                           OnMoney Financial Services Corporation
                           1109 Westchester Avenue, 3rd Floor
                           White Plains, NY  10604-3514
                           Fax: (917) 696-6501
                           Attention: Chief Financial Officer

                  with a copy to:

                           Mayer, Brown & Platt
                           1675 Broadway
                           New York, New York  10019
                           Fax: (212) 262-1910
                           Attention: Martin J. Collins

or to such other person or address as OnMoney shall designate to the Company in writing.

                  If to Ameritrade to:

                           Ameritrade Holding Corporation
                           132 National Business Parkway, Suite 101
                           Annapolis Junction, Maryland 20701
                           Fax: (240) 568-3480
                           Attention:  General Counsel
                  with a copy to:

                           Mayer, Brown & Platt
                           1675 Broadway
                           New York, New York  10019
                           Fax: (212) 262-1910
                           Attention:  Carol S. Rivers

or to such other person or address as Ameritrade shall designate to the Company in writing.

     The date of giving or making any such notice or demand shall be, in the case of clauses (a)(i) and (c), the date of the receipt, in the case of clause
(a)(ii), five business days after such notice or demand is sent, and, in the case of clause (b), the business day next following the date such notice or demand is sent.

     11.5. Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) Ameritrade may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary,
(ii) Ameritrade may grant a security interest in its rights and interests hereunder to its lenders and (iii) as otherwise provided in this Section. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, with the exception of the holders of options to purchase Shares as contemplated by Section 3.1(f), the Company Stockholders and the holders of the Notes for purposes of Section 7.13. Nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, stockholders or principals of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise, and no party hereto shall have any right against, or be entitled to sue or seek any recovery from, any such Persons.

     11.6. Knowledge. As used herein, the phrase "to the knowledge of the Company" or any similar phrase shall mean the actual knowledge of any officer or director of the Company, in which case after reasonable inquiry.

     11.7. Entire Agreement. This Agreement, including the other documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.8. Expenses. OnMoney, Ameritrade and the Company will each pay their own expenses in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     11.9. Press Releases and Announcements. No press release related to this Agreement or the other Transaction Documents and the transactions contemplated herein or therein will be issued without the express written consent of Ameritrade or OnMoney on the one hand, and the Company on the other hand, which will not be unreasonably withheld or delayed, except as otherwise required by law (including without limitation any federal or state securities, insurance, financial regulatory or similar law); provided, however, that the Company and OnMoney will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law. Notwithstanding the foregoing, OnMoney or Ameritrade may disclose, in general terms, the existence of this Agreement and its financial terms to (i) prospective investors from whom OnMoney is soliciting financing, or (ii) security analysts during the course of Ameritrade's periodic communications with security analysts in the ordinary course of business; provided that such investors and analysts execute standard confidentiality agreements related to the disclosure.

     11.10. Governing Law. Except to the extent the DGCL shall govern the Merger, this Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to choice of law principles.

     11.11. Jurisdiction. The parties hereto consent to personal jurisdiction in the State of New York and agree that the exclusive venue and place of trial for their solution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be the Federal District Court in the Southern District of New York.

     11.12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     11.13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.14. Headings. The headings contained in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     11.15 Provision of Information. Ameritrade shall on the Closing Date inform the Company Stockholders in writing as to whether it has transferred or entered into any binding agreement to transfer any of its OnMoney stock to any other Person. OnMoney shall on the Closing Date inform the Company Stockholders in writing as to whether OnMoney has issued or entered into any binding agreement to issue equity securities of OnMoney to any Person(s) other than Ameritrade. Such information shall include information regarding the amount of stock transferred or to be transferred by Ameritrade, the terms (including the voting rights) of any equity securities issued or to be issued by OnMoney and such other information as the Company Stockholders may reasonably request concerning such transactions. Ameritrade and OnMoney shall update this information by providing, as soon as practicable after the closing of the relevant transaction, written notice of and information regarding any transfer of OnMoney stock by Ameritrade or any issuance of equity securities by OnMoney that occurs between the Closing Date and the date that is one year after the Closing Date. J. Roderick Heller, III and Dennis Hooks shall, by virtue of the Stockholder Consent, be deemed to be appointed as the representatives of the Company Stockholders for the purpose of receiving and requesting any information described in this Section 11.15 from Ameritrade and OnMoney.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                               FINANCIAL PASSPORT, INC.

                               By: /s/ J. Roderick Heur, III
                                   ---------------------------------
                                    Name: J. Roderick Heur, III
                                    Title: Chief Executive Officer


                               ONMONEY FINANCIAL SERVICES CORPORATION

                               By: /s/ Michael A. Benjamin
                                   ---------------------------------
                                    Name: Michael A. Benjamin
                                    Title: Chief Financial Officer


                               OM ACQUISITION SUB I, INC.

                               By: /s/ John Joe Ricketts
                                   ---------------------------------
                                    Name: J. Joe Ricketts
                                    Title: Chairman


                               AMERITRADE HOLDING CORPORATION

                               By: /s/ John Joe Ricketts
                                   ---------------------------------
                                    Name: J. Joe Ricketts
                                    Title: Chairman

               List of Exhibits and Schedules to Merger Agreement*
               --------------------------------------------------

Exhibit A - Escrow Agreement
Exhibit B - Form of Opinion of Counsel to FPI
Exhibit C - Form of Opinion of Counsel to Ameritrade
Schedule 2.4 - Directors of the Surviving Corporation in the Merger
Schedule 2.5 - Officers of the Surviving Corporation in the Merger
Schedule 3.1(b) - Escrow Shareholders and Escrow Shares
Schedule 3.1(f) - FPI Employee Option Shares
Schedule 4.1 - FPI Organizational Documents
Schedule 4.3 - Capitalization of FPI
Schedule 4.4 - Violations or Defaults
Schedule 4.6 - FPI Ownership Interests
Schedule 4.7 - FPI Financial Information
Schedule 4.8 - Absence of Certain Changes with respect to FPI
Schedule 4.9 - Real Property Leased or Owned by FPI
Schedule 4.10 - FPI Intellectual Property
Schedule 4.11 - FPI Material Contracts
Schedule 4.12 - Material Proceedings relating to FPI
Schedule 4.13 - Exceptions to FPI Tax Representation
Schedule 4.14 - List of FPI Benefit Plans
Schedule 4.17 - Brokers/Finders Fees
Schedule 4.18 - FPI Affiliate Transactions
Schedule 4.19 - Employees and Independent Contractors of FPI
Schedule 4.20 - FPI Insurance Policies
Schedule 4.21 - FPI Customer List
Schedule 4.22 - FPI Bank Accounts
Schedule 4.23 - FPI Accounts Receivable
Schedule 5.6 - Ameritrade Holding Corporation Capitalization

*Ameritrade Holding Corporation agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule to the Merger Agreement.